Exhibit 99.1

News Release

Wabtec Reports 4Q EPS Of 64 Cents, Full-Year

EPS Of $2.67, And Strong Cash Flow From

Operations; Affirms 2009 Guidance

WILMERDING, PA, Feb. 24, 2009 – Wabtec Corporation (NYSE: WAB) today reported its 2008 fourth quarter and full-year results, including the following highlights:

•

In the fourth quarter, sales increased 11 percent to $405 million, mainly due to strong growth in the Transit Group as well as continued execution of the company’s growth strategies; and earnings per diluted share were 64 cents, a 10 percent increase over the year-ago quarter.

•

For the full year, Wabtec had record earnings per diluted share of $2.67, a 20 percent increase compared to 2007; and record sales of $1.58 billion, an increase of 16 percent compared to 2007. Income from operations increased to $213 million, or 13.5 percent of sales, compared to $180 million, or 13.2 percent of sales, in 2007. The increase in margins was due to benefits from the Wabtec Performance System and operating leverage from higher sales. In 2008, the company generated strong cash flow from operations of about $159 million, or about 10 percent of sales.

•

At year-end, the company had $142 million of cash and $387 million of debt, and believes it has adequate capacity to invest in future growth opportunities. During the fourth quarter, the company completed the acquisition of Standard Car Truck for about $300 million.

•	During the year, Wabtec repurchased 1.3 million shares of company stock for $46 million.

•	At year-end, the company’s multi-year backlog remained above $1 billion for the 11th consecutive quarter, even as the company had another record sales year.

Also today, Wabtec affirmed its 2009 earnings per diluted share guidance of $2.45-$2.75. Revenues in 2009 are expected to be flat to slightly down, as increases from recent acquisitions, a good transit market and other growth initiatives will be offset by a decline in the U.S. railcar build, changes in foreign currency exchange rates, lower materials surcharges and the overall impact of current economic conditions around the world.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We finished 2008 on a positive note due partly to continued strength in our transit markets, even as demand softened dramatically in certain segments of the global freight rail market. With uncertain economic conditions continuing around the world, we do not expect demand to improve in the short term and are taking appropriate actions to reduce our costs. In this very challenging environment, Wabtec has benefited from its diversified business model, global growth initiatives, strong balance sheet and good cash generation, and our Wabtec Performance System. We will remain focused on these efforts and are optimistic about Wabtec’s long-term growth opportunities around the world.”

News Release

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further economic slowdown in the markets we serve; a continued decrease in freight rail traffic or a decline in passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2008	Fourth Quarter 2007	For the Year End 2008	For the Year End 2007
Net sales	$405,211	$365,268	$1,574,749	$1,360,088
Cost of sales	(299,415)	(268,782)	(1,147,563)	(990,469)

Gross profit	105,796	96,486	427,186	369,619
Gross profit as a % of Net Sales	26.1%	26.4%	27.1%	27.2%

Selling, general and administrative expenses	(44,275)	(38,898)	(170,597)	(148,437)
Engineering expenses	(9,656)	(10,355)	(38,981)	(37,434)
Amortization expense	(1,611)	(1,465)	(5,092)	(4,007)

Total operating expenses	(55,542)	(50,718)	(214,670)	(189,878)
Operating expenses as a % of Net Sales	13.7%	13.9%	13.6%	14.0%

Income from operations	50,254	45,768	212,516	179,741
Income from operations as a % of Net Sales	12.4%	12.5%	13.5%	13.2%

Interest (expense) income, net	(3,791)	(731)	(8,508)	(3,637)
Other (expense) income, net	1,471	(277)	292	(3,650)

Income from continuing operations before income taxes	47,934	44,760	204,300	172,454

Income tax expense	(16,825)	(15,812)	(73,746)	(63,067)

Effective tax rate	35.1%	35.3%	36.1%	36.6%

Income from continuing operations	31,109	28,948	130,554	109,387

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	(272)	(3)	183

Net income	$31,109	$28,676	$130,551	$109,570

Earnings Per Common Share
Basic
Income from continuing operations	$0.65	$0.59	$2.71	$2.25
Income from discontinued operations	—	—	—	0.01
Net income	$0.65	$0.59	$2.71	$2.26

Diluted
Income from continuing operations	$0.64	$0.59	$2.67	$2.23
Income from discontinued operations	—	(0.01)	—	—
Net income	$0.64	$0.58	$2.67	$2.23

Weighted average shares outstanding
Basic	48,034	48,693	48,232	48,530

Diluted	48,640	49,455	48,847	49,141

Sales by Segment
Freight Group	$198,850	$185,822	$773,523	$734,173
Transit Group	206,361	179,446	801,226	625,915

Total	$405,211	$365,268	$1,574,749	$1,360,088